Exhibit 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT made and entered into as of the 16th day of November, 2007, by and between ENERGY WEST, INCORPORATED (the “Company”), a Montana corporation, and JAMES W. GARRETT, (the “Executive”);
     WHEREAS, the Company desires to secure the employment of the Executive as its President and Chief Operating Officer;
     WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth; and
     WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).
     NOW, THEREFORE, IN CONSIDERATION of the premises, and the covenants and agreements set forth below, it is hereby agreed as follows:
     1. Employment and Term.
     (a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term hereof (as described below).
     (b) Term. The term of this Agreement shall commence as of December 1, 2007 (the “Effective Date”) and shall continue until November 30, 2008 (the “Employment Period”).
     (c) The Employment Period shall be extended beyond the Employment Period only upon the mutual written agreement of the Company and Executive.
     2. Duties and Powers of Executive.
     (a) Position; Location. Initially, the Executive shall serve as President and Chief Operating Officer of the Company and shall report to the Chief Executive Officer of the Company (“CEO”) and the Board of Directors of the Company (the “Board”) as applicable, references to the Board include duly constituted committees of the Board within the scope of their respective areas of responsibility. The Executive shall perform such duties and services appertaining to such position as reasonably directed by either the CEO or the Board and commensurate with the duties and authority of officers holding comparable positions in similar businesses of similar size in the United States. The Executive shall have the primary management responsibility in connection with the selection, retention and termination of employees of the Company and outside consultants, contractors, professionals and service providers to the Company, subject to the overall authority of the CEO and the Board. The

Executive shall use his reasonable best efforts to carry out such duties faithfully and efficiently. The Executive’s services shall be performed primarily at the Company’s offices located in the Mentor, Ohio, provided however, that the Executive will be required from time to time to travel to and from the Company’s other operations located within the United States.
     (b) Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time, energy and best efforts to the business and affairs of the Company. The Executive may not engage, directly or indirectly, in any other business, investment or activity that interferes with the Executive’s performance of his duties hereunder, is contrary to the interests of the Company, or requires any significant portion of the Executive’s business time. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive as soon as is practicable shall be nominated for election to the Board.
     3. Compensation. The Executive shall receive the following compensation for his services hereunder to the Company:
     (a) Salary. The Executive’s annual base salary (the “Annual Base Salary”), payable in accordance with the Company’s general payroll practices, in effect from time to time, shall be at the annual rate of $170,000.
     (b) Incentive Compensation. During the Employment Period, the Executive shall be eligible to receive an annual cash bonus under an incentive plan to be developed by the Compensation Committee of the Board (“Incentive Plan”), provided, however, the Company has the right to modify, eliminate, or add to its short-term and long-term incentive compensation plans at any time in its sole discretion. Any such bonus will be payable upon the achievement of performance goals determined by mutual agreement of the Board and the Executive. Written performance goals under any such Board approved Incentive Plan shall be determined within the first sixty (60) days of the Effective Date.
     (c) Retirement and Welfare Benefit Plans. In addition to the benefits available under Section 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be immediately eligible (subject to any generally applicable waiting periods) to participate in all other savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company in accordance with the terms of such plans, all on a basis no less favorable than for any other senior executive of the Company. The Company reserves the right to modify, eliminate or add to its retirement and welfare benefit plans, practices and policies at any time in its sole discretion.
     (d) Options. The Company shall grant the Executive, stock options for 10,000 shares of Company common stock on the Effective Date, pursuant to the terms of the Company’s 2002 Stock Option Plan a copy of which is attached as Exhibit “A”, which Stock Option Plan shall be executed simultaneously with this Employment Agreement (the “Option Plan”). Twenty-five percent (25%) of the options shall vest on the Effective Date and the balance of the options shall vest ratably on the next three anniversaries of the Effective Date, provided that Executive remains employed by the Company on each such anniversary date. Provided Executive’s employment is extended beyond the Employment Period, the Company shall grant the Executive’s options for not less than 10,000 shares of Company common stock on the first and second anniversaries of the Effective Date with ratable vesting of not more than three years, subject to any limitations under the Option Plan. Option grants following the second anniversary of the Effective Date shall be made in the discretion of the Board. The exercise price for each option granted pursuant to this Section 3(d) shall be equal to the fair market value of a share of the Company’s common stock on the date of grant.
     (e) Expenses. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, subject to any reasonable policies established from time to time by the Board.
     (f) Fringe Benefits. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive a company car, four (4) weeks vacation during the Employment Period, and fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position, which benefits shall be at least the same as those received by any senior executive officer of the Company; provided, however, the Company reserves the right to modify, eliminate or add to its fringe benefits at any time in its sole discretion. Unused vacation time shall not be subject to any accrual and must be used during each Employment Period.
     4. Termination of Employment.
     (a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.
     (b) Disability. The Executive shall be relieved of his position as President and Chief Operating Officer of the Company automatically upon the Executive being unable to perform the material duties of his position due to physical or mental illness or injury for a period of 60 consecutive days, or for 90 days within anyone-year time period and his employment shall terminate automatically 120 days after the date that he is relieved of his position.
     (c) By the Company for Cause. The Company by action of the Board may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) conduct which is a material breach of this Agreement, (ii) conduct which is a material violation of Company policies; (iii) willful failure to perform substantially all of Executive’s duties as lawfully delineated by the Board; (iv) conduct that constitutes fraud, gross negligence of willful misconduct; or (v) the Executive is convicted of, or enters a plea of guilty or no contest to, any felony or other criminal offense involving moral turpitude.

     (d) By the Company Without Cause. During the Employment Period, the Company, by action of the Board, may terminate the Executive’s employment for any reason other than for Cause during the Employment Period upon 30 days’ advance written notice.
     5. Obligations of the Company Upon Termination During the Employment Period.
     (a) Obligations Upon Termination for any Cause or Resignation by Executive. If, during the Employment Period, the Executive’s employment shall terminate for cause or the resignation of the Executive (termination in any such case being referred to as a “Termination”), the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive’s salary at the rate of the Annual Base Salary earned through the date of Termination to the extent not theretofore paid, provided that in the case of termination because of the Executive’s disability, the Executive shall be entitled only to the amount provided in the Company’s sick leave policy, (B) any earned but unpaid cash bonus or other incentive awards previously approved by the Board and prorated to the date of Termination, and (C) accrued but unpaid vacation pay. In addition, the Company shall provide benefit continuation or conversion rights (including COBRA) as provided under Company benefit plans and vested benefits under Company benefit plans. The amounts specified in this Section 5(a) (A), (B), and (C) shall be paid within 30 days after the date of Termination.
     (b) Obligations Upon Termination Without Cause. In the event of an employment termination by the Company during the Employment Period without Cause, in addition to the amounts and benefits set out in Section 5(a), the Company shall pay to the Executive as and for severance compensation the Exhibit “A” computation of severance compensation for the applicable periods. In addition to the severance compensation, Executive shall receive full vesting of any unvested options with such options to be exercisable for the remaining term of the option or one year from the date of Termination, whichever occurs first. All severance compensation due hereunder shall be contingent upon the Executive and Company executing a mutually acceptable employment termination agreement and mutual release, which such agreement shall not in any manner limit the compensation due Executive under this Section 5(b). A nonrenewal of employment shall be deemed a termination without cause for purposes of receiving the applicable Exhibit “A” severance compensation and the other benefits set forth in this paragraph 5(b).
     (c) Termination Following a Change of Control. In the event that Executive’s employment is terminated by the Company due to a change of control or Executive terminates his employment within 12 months of a change of control of the Company because his duties were materially changed and/or he is required to relocate his residence out of the greater Cleveland area and in addition to any amounts that Executive is entitled to receive under this Agreement, Executive shall be entitled to receive the compensation benefits as set forth in Exhibit “A”.
     For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following:

     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (each, a “Person”) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the voting power of the total outstanding securities of the Company;
     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company then in office;
     (iii) the consummation of a plan for the liquidation or dissolution of the Company; or
     (iv) the consummation of the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the assets of the Company to any Person as an entirety or substantially as an entirety in one transaction or a series of related transactions.
     Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to have occurred as a result of the consummation of (x) any transaction or a series of related transactions immediately following in which the holders of the outstanding shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company directly or indirectly immediately following such transaction or series of transactions; (y) any transaction or a series of related transactions approved by the Board of Directors in accordance with its related party transaction policy to which a member of the Board of Directors or a Person affiliated with a member of the Board of Directors is a party, other than a transaction or series of related transactions in which the shareholders of the Company are entitled to participate and such member of the Board of Directors or a Person affiliated with such member of the Board of Directors is participating as a shareholder of the Company; (z) any underwritten public offering of the securities of the Company; (x)(x) any transaction or series of transactions that involve an acquisition of more than 51% of the shares by Richard M. Osborne or an affiliate of Richard M. Osborne.

     (d) Suspension. The Company may, in its sole discretion, suspend the Executive with or without pay for any act or omission that may otherwise constitute a basis for termination of this Agreement by the Company, or that is otherwise in violation of the Company’s policies, practices, procedures, rules or regulations and/or this Agreement. Such suspension may be in lieu of termination or as an interim action pending a final decision by the Company as to whether termination of the Executive’s employment is appropriate.
     6. Full Settlement; Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a), such amounts shall not be reduced whether or not the Executive obtains other employment.
     7. Confidential Information. The Executive agrees not to disclose during the term hereof or thereafter any of the Company’s confidential or trade secret information, except as required by law. The Executive recognizes that the Executive shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, the Executive will have access to trade secrets and other highly confidential and sensitive information. The Executive further recognizes that the knowledge and information acquired by the Executive concerning the Company’s materials regarding employer/employee contracts, customers, pricing schedules, advertising and interviewing techniques, manuals, systems, procedures and forms represent the most vital part of the Company’s business and constitute by their very nature, trade secrets and confidential knowledge and information. The Executive hereby stipulates and agrees that all such information and materials shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials identified in this paragraph 8 are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. The Executive further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for the Executive or otherwise coming into the Executive’s knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company.
     8. Conflict of Interest. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the Company’s business, its interests or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its affiliates, involves a possible conflict of interest. In keeping with the Executive’s fiduciary duty to the Company, the Executive agrees that he shall not knowingly become involved in a conflict of interest with the Company affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall disclose to the Board any facts which might involve such a conflict of interest that has not been approved by the Board. The Executive and the Company recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a conflict of interest. Moreover, the Executive and the Company recognize there are many borderline situations. In some instances, full disclosure of facts by the Executive to the Board may be all that is necessary to enable the Executive, the Company or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of the Company or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Executive agree that the Company’s determination as to whether a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict.

     9. Nonsolicitation. During the period of his business affiliation with, or employment by, the Company and for a period of two years after the Executive’s termination of employment for any reason whatsoever, the Executive will not directly or indirectly, individually or as a consultant to, or as employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Company, solicit. hire, or endeavor to entice away from the Company, or otherwise materially interfere with the business relationship of the Company with, (i) any person who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, employed by or associated with the Company as a Consultant or (ii) any person or entity who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, a customer or client of the Company.
     10. Successors.
     (a) Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. Without the prior written consent of the Executive, no assignment of this Agreement by the Company or any successor of the Company shall relieve the assignor of its financial responsibility for performance of the Company’s obligations hereunder.
     (b) Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.
     11. Miscellaneous.
     (a) Release and Covenant Not to Sue. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to receive any of the Exhibit “A” Severance Compensation Benefits unless Executive at the time of any employment termination for which Severance Compensation Benefits would be due and owing, executes a Release and Covenant Not to Sue upon terms and conditions acceptable to the Company.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (e) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (f) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of any other provision or right contained in this Agreement.
     (g) Entire Agreement. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and may be modified only by a writing signed by the parties hereto. All promises, representations, understandings, arrangements and prior agreements, are merged herein and superseded hereby. Any agreement with regard to severance benefits entered into after the Effective Date shall be effective only if it expressly references this Agreement.
     In the event of any difference between the terms of this Agreement and the terms of any Company benefit, option or other plan or policy, the terms of this Agreement shall control, unless such terms violate applicable law, or would require shareholder approval or would cause the Company to be in material breach of its obligations under such other benefit, option or other plan or policy. The Company shall not amend any benefit, option or other plan or policy in a manner that would cause the agreements set forth herein to be nullified, provided that nothing herein shall limit the Company’s discretion in establishing, maintaining and amending its generally applicable welfare benefit programs such as health coverage.
     (h) Indemnification. The Company shall indemnify the Executive pursuant to the Company’s bylaws and the articles of incorporation. In addition, the Company shall maintain directors and officers liability insurance coverage covering the Executive during the term of employment and thereafter, so long as the Company elects to continue such coverage for its active officers and directors.
     (i) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
     (j) Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (l) Construction. The parties acknowledge that this Agreement is the result of arm’s length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
     (m) Executive acknowledges that he has been given the right and time to have this Agreement reviewed by his own independent legal counsel.
     IN WITNESS WHEREOF, the Executive and pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:
/s/ James W. Garrett
JAMES W. GARRATT

ENERGY WEST INCORPORATED
By:	/s/ Thomas J. Smith
	Title:	Vice President and Chief Financial Officer

EXHIBIT “A”
Severance Compensation Benefits for Termination Under Sections 5(b) and 5(c)*
1.	If Executive is terminated during the first (1st) month of his Employment, Executive shall receive 11/12 of his Annual Base Salary.
2.	If Executive is terminated during the second (2nd) month of his Employment, Executive shall receive 10/12 of his Annual Base Salary.
3.	If Executive is terminated during the third (3rd) month of his Employment, Executive shall receive 9/12 of his Annual Base Salary.
4.	If Executive is terminated during the fourth (4th) month of his Employment, Executive shall receive 8/12 of his Annual Base Salary.
5.	If Executive is terminated during the fifth (5th) month of his Employment, Executive shall receive 7/12 of his Annual Base Salary.
6.	If Executive is terminated during the sixth (6th) month of his Employment or at anytime after six (6) months, Executive shall receive 1/2 of his Annual Base Salary.
7.	If Executive’s Employment is not extended beyond the Employment Period, Executive shall receive 1/2 of his Annual Base Salary.
8.	If Executive’s employment is terminated due to a Section 5(c) Change of Control, Executive shall be entitled to receive 100% of his Annual Base Salary as his severance compensation.

*	The severance compensation is in addition to the benefits due Executive under 5(a), 5(b) and/or 5(c) of his Employment Agreement.